Exhibit 99.2

OVERVIEW

On June 16, 2016, Revlon, Inc., a Delaware corporation (“Parent”), Revlon Consumer Products Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Products Corporation”) and RR Transaction Corp., a Florida corporation and wholly owned subsidiary of Products Corporation (“Acquisition Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Elizabeth Arden, Inc., a Florida corporation (together with its subsidiaries, “Elizabeth Arden”) pursuant to which Acquisition Sub will merge with and into Elizabeth Arden, Inc. with Elizabeth Arden, Inc. surviving as a wholly owned subsidiary of Products Corporation (the “Acquisition”). The information set forth in this Exhibit 99.2 was provided to prospective investors in connection with the Acquisition.

In connection with the Acquisition, Products Corporation expects to enter into a seven-year $1,800.0 million senior secured term loan facility (the “New Term Loan Facility”) and a five-year $400.0 million senior secured asset-based revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Senior Facilities”) and $400.0 million of senior unsecured financing (the “New Unsecured Financing”). Products Corporation intends to use the proceeds of the New Unsecured Financing and the New Term Loan Facility, together with approximately $100.0 million of borrowings under the New Revolving Credit Facility and approximately $17.9 million of cash on hand (subject in each case to changes in working capital requirements and other adjustments), to fund the purchase price of the Acquisition and to also repay, refinance or retire (amounts outstanding as of March 31, 2016):

(i)	$1,311.7 million aggregate principal amount of Products Corporation’s existing (a) 2011 term loan due 2017; and (b) 2013 term loan due 2019, which are governed by the same term loan facility agreement (collectively, the “Existing Term Loan”);
(ii)	$350.0 million aggregate principal amount of Elizabeth Arden, Inc.’s 7 3∕8% senior notes due 2021 (the “Existing Elizabeth Arden Notes”);
(iii)	$42.5 million aggregate principal amount of borrowings under Elizabeth Arden, Inc.’s $300.0 million revolving credit facility (the “Elizabeth Arden Revolving Facility”);
(iv)	$25.0 million aggregate principal amount of borrowings under Elizabeth Arden, Inc.’s second lien credit facility (the “Elizabeth Arden Second Lien Facility”); and
(v)	$55.0 million liquidation preference of Elizabeth Arden, Inc.’s Series A Serial Preferred Stock, par value $0.01 per share (the “Elizabeth Arden Preferred Stock”).

In addition, Products Corporation expects to terminate its existing $175.0 million amended revolving credit facility due 2018 (the “Existing Revolver” and, together with the Existing Term Loan, the “Existing Senior Facilities”).

The Company also expects to pay Acquisition-related costs of $30.4 million, as discussed in Note 4(d) below, which whould be paid using cash on hand.

The Existing Term Loan and, collectively with the Existing Elizabeth Arden Notes, Elizabeth Arden Revolving Facility, the Elizabeth Arden Second Lien Facility and the Elizabeth Arden Preferred Stock are referred to as the “Refinanced Indebtedness.” The entry into the New Senior Facilities and New Unsecured Financing, the repayment of the Refinanced Indebtedness, plus accrued and unpaid interest and dividends thereon and the termination of the Existing Revolver are collectively referred to herein as the “Refinancing Transactions”; and the Acquisition, together with the Refinancing Transactions, are referred to herein as the “Transactions.”

As used herein, unless otherwise indicated or the context otherwise requires, the “Company,” “we,” “us,” and “our” (and words of similar import) refer to (i) prior to the completion of the Transactions, Products Corporation and its consolidated subsidiaries, and (ii) after the completion of the Transactions and giving pro forma effect to the Transactions, Products Corporation and its consolidated subsidiaries (including Elizabeth Arden, Inc. and its consolidated subsidiaries). References to “MacAndrews & Forbes” refer to MacAndrews & Forbes Incorporated, together with certain of its affiliates other than the Company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information set forth below was provided to potential investors by Products Corporation in connection with the Acquisition.

The following unaudited pro forma condensed combined balance sheet combines our unaudited historical consolidated balance sheet as of March 31, 2016 with the unaudited historical consolidated balance sheet of Elizabeth Arden as of March 31, 2016, giving effect to the Transactions (as defined below) on a pro forma basis as if they had been completed on March 31, 2016. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016 and 2015, and the fiscal year ended December 31, 2015 combines our unaudited historical consolidated statements of operations for the periods then ended with the unaudited historical consolidated statements of operations of Elizabeth Arden for the three months ended March 31, 2016 and 2015 and the calculated fiscal year ended December 31, 2015 (as discussed below), and gives effect to the Transactions on a pro forma basis as if they had been completed on January 1, 2015. The unaudited pro forma condensed combined financial statements show the impact of the Transactions on our and Elizabeth Arden’s respective historical consolidated financial positions and results of operations under the acquisition method of accounting, in accordance with ASC Topic 805, “Business Combinations,” with Products Corporation treated as the acquiror of Elizabeth Arden.

The unaudited pro forma condensed combined financial statements reflect certain adjustments to Elizabeth Arden’s historical consolidated financial statements to align those financials with our U.S. GAAP accounting policies. These adjustments reflect our best estimates based upon the information currently available to us. Additionally, certain items have been reclassified from Elizabeth Arden’s historical unaudited consolidated financial statements to align the presentation of those financial statements with our financial statement presentation. These reclassifications were determined based upon the information currently available to us, and additional reclassifications may be necessary once the acquisition accounting is completed and additional information becomes available to us.

The Transactions will be accounted for under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values as of the date of completion of the Acquisition, with any residual value reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect our best estimates and are subject to change once further analyses are completed. Under applicable guidance, we are not required to finalize our acquisition accounting until one year after the Acquisition is completed, and any subsequent adjustments made in connection with the finalization of our acquisition accounting may be material.

The unaudited pro forma condensed combined statements of operations do not include: (1) any revenue or cost reduction synergies that may be achieved subsequent to the completion of the Transactions; or (2) the impact of non-recurring items directly related to the Transactions.

The pro forma condensed combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Transactions been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined companies. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read together with:

•	the separate audited historical consolidated financial statements of Products Corporation for the year ended December 31, 2015;
•	the separate audited historical consolidated financial statements of Elizabeth Arden for the fiscal year ended June 30, 2015;
•	the separate unaudited historical consolidated financial statements of Products Corporation as of and for the three months ended March 31, 2016;
•	the separate unaudited condensed historical consolidated financial statements of Elizabeth Arden as of and for the three and nine months ended March 31, 2016;
•	the separate unaudited condensed historical consolidated financial statements of Elizabeth Arden as of and for the three and six months ended December 31, 2015;

•	the separate unaudited condensed historical consolidated financial statements of Elizabeth Arden as of and for the three and six months ended December 31, 2014;
•	the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports of Products Corporation containing the financial information of Products Corporation listed above; and
•	the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports of Elizabeth Arden containing the financial information of Elizabeth Arden listed above.

The foregoing financial and other information may be found in the periodic filings of Products Corporation and Elizabeth Arden, which have been filed with the Securities and Exchange Commission.

The unaudited pro forma condensed combined statements of operations have been presented based our fiscal year, which ends on December 31. The following historical statement of operations data of Elizabeth Arden have been arithmetically combined for the purposes of the preparation of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2015 but have not been audited or reviewed by any firm of independent registered public accountants:

•	the separate audited historical consolidated statement of operations data of Elizabeth Arden for the fiscal year ended June 30, 2015; plus
•	the separate unaudited historical consolidated statement of operations data of Elizabeth Arden for the six months ended December 31, 2015; minus
•	the separate unaudited historical consolidated statement of operations data of Elizabeth Arden for the six months ended December 31, 2014.

Because Elizabeth Arden’s statement of operations data for the twelve months ended December 31, 2015 represent an arithmetic combination of the data for the above-described fiscal periods and because the twelve months ended December 31, 2015 are not a fiscal period of Elizabeth Arden, such data may not be comparable to or indicative of the results of operations of Elizabeth Arden for a full fiscal year. In addition, because such statement of operations data have not been audited or reviewed by any firm of independent registered public accountants, such an audit or review process could result in material adjustments to such statement of operations data.

Unaudited Pro Forma Condensed Combined Statement of Operations
Three Months Ended March 31, 2016
($ In Millions)

	RCPC Historical	Elizabeth Arden Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$439.6	$191.9	$—		$631.5
Cost of Sales	153.9	107.7	(0.3)	Note 4 (a)	261.3
Gross Profit	285.7	84.2	0.3		370.2
Selling, general, and administrative expenses	245.8	104.1	0.2	Note 4 (c)	350.1
Acquisition and integration costs	0.5	—	—		0.5
Restructuring charges and other, net	1.3	—	—		1.3
Operating income (loss)	$38.1	$(19.9)	$0.1		18.3
Other expenses, net:
Interest expense, net	21.0	6.9	10.6	Note 4 (d)	38.5
Amortization of debt issuance costs	1.5	0.4	(1.1)	Note 4 (d)	0.8
Foreign currency gain, net	(3.4)		—		(3.4)
Miscellaneous, net	0.3	—	—		0.3
Other expenses, net	$19.4	$7.3	$9.5		$36.2
Income (loss) from continuing operations before income taxes	18.7	(27.2)	(9.4)		(17.9)
Provision for income taxes	6.1	0.5	(3.3)	Note 4 (e)	3.3
Net income (loss) from continuing operations	$12.6	$(27.7)	$(6.1)		$(21.2)
Income from discontinued operations, net of taxes	0.4		—		0.4
Net income attributable to non-controlling interests	—	(0.1)	—		(0.1)
Accretion and dividends on preferred stock	—	(0.6)	0.6	Note 3	—
Net income (loss)	$13.0	$(28.4)	$(5.5)		$(20.9)

Unaudited Pro Forma Condensed Combined Statement of Operations
Three Months Ended March 31, 2015
($ In Millions)

	RCPC Historical	Elizabeth Arden Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$438.5	$191.7	$—		$630.2
Cost of Sales	142.3	112.1	(0.9)	Note 4 (a)	253.5
Gross Profit	296.2	79.6	0.9		376.7
Selling, general, and administrative expenses	246.9	107.1	(0.4)	Note 4 (c)	353.6
Acquisition and integration costs	1.2	—	—		1.2
Restructuring charges and other, net	0.5	—	—		0.5
Operating income	$47.6	$(27.5)	$1.3		$21.4
Other expenses, net:
Interest expense, net	20.0	6.6	10.4	Note 4 (d)	37.0
Amortization of debt issuance costs	1.4	0.4	(1.1)	Note 4 (d)	0.7
Foreign currency loss, net	15.9	—	—		15.9
Other expense, net	$37.3	$7.0	$9.3		$53.6
Income (loss) from continuing operations before income taxes	10.3	(34.5)	(8.0)		(32.2)
Provision for income taxes	9.6	0.5	(2.8)	Note 4 (e)	7.3
Net income (loss) from continuing operations	$0.7	$(35.0)	$(5.2)		$(39.5)
Loss from discontinued operations, net of taxes	(0.1)	—	—		(0.1)
Net loss attributable to non-controlling interests	—	0.5	—		0.5
Accretion and dividends on preferred stock	—	(0.6)	0.6	Note 3	—
Net income (loss)	$0.6	$(35.1)	$(4.6)		$(39.1)

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2015
($ In Millions)

	RCPC Historical	Elizabeth Arden Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$1,914.3	$949.2	$—		$2,863.5
Cost of Sales	667.8	597.2	(2.6)	Note 4 (a)	1,262.4
Gross Profit	1,246.5	352.0	2.6		1,601.1
Selling, general, and administrative expenses	993.5	482.3	(1.7)	Note 4 (c)	1,474.1
Acquisition and integration costs	8.0	—	—		8.0
Restructuring charges and other, net	10.5	—	—		10.5
Goodwill impairment charge	9.7				9.7
Operating income (loss)	$224.8	$(130.3)	$4.3		$98.8
Other expenses, net:
Interest expense, net	83.3	27.6	41.0	Note 4 (d)	151.9
Amortization of debt issuance costs	5.7	1.5	(4.2)	Note 4 (d)	3.0
Foreign currency loss, net	15.7	—	—		15.7
Miscellaneous, net	0.4	—	—		0.4
Other expense, net	$105.1	$29.1	$36.8		$171.0
Income (loss) from continuing operations before income taxes	119.7	(159.4)	(32.5)		(72.2)
Provision for income taxes	54.4	6.1	(11.4)	Note 4 (e)	49.1
Net income (loss) from continuing operations	$65.3	$(165.5)	$(21.1)		$(121.3)
Loss from discontinued operations, net of taxes	(3.2)	—	—		(3.2)
Net income attributable to non-controlling interests	—	2.1	—		2.1
Accretion and dividends on preferred stock	—	(2.5)	2.5	Note 3	—
Net income (loss)	$62.1	$(165.9)	$(18.6)		$(122.4)

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2016
($ In Millions)

	RCPC Historical	Elizabeth Arden Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$182.2	$41.1	$(17.9)	Note 4 (d)	$205.4
Trade receivables, net	270.4	123.8	—		394.2
Inventories	209.8	227.5	47.0	Note 4 (a)	484.3
Prepaid expenses and other	68.9	28.1	—		97.0
Receivable from Revlon, Inc.	122.3	—	—		122.3
Total current assets	$853.6	$420.5	$29.1		$1,303.2
Property, plant, and equipment, net	216.6	88.0	20.0	Note 4 (a)	324.6
Deferred income taxes	46.8	3.2	—		50.0
Goodwill	469.7	31.6	(31.6)	Note 4 (a)	735.8
	—	—	266.1	Note 4 (a)
Intangible assets, net	316.6	227.7	(227.7)	Note 4 (a)	636.1
	—	—	319.5	Note 4 (a),(b)
Other assets	84.9	22.9	(7.0)	Note 4 (d),(f)	100.8
Total assets	$1,988.2	$793.9	$368.4		$3,150.5
LIABILITIES AND SHAREHOLDERS’ (DEFICIENCY) EQUITY
Current liabilities
Short-term borrowings	$11.8	$67.5	$(67.5)	Note 4 (a)	$11.8
Current portion of long-term debt	6.8	—	11.2	Note 4 (d)	18.0
Accounts payable	178.4	72.0	—		250.4
Accrued expenses and other	225.8	111.4	30.4	Note 4 (d)	364.1
	—	—	(3.5)	Note 4 (a),(d)
Total current liabilities	$422.8	$250.9	$(29.4)		$644.3
Long-term debt	1,783.7	355.0	538.9	Note 4 (a),(d)	2,677.6
Long-term pension and other post-retirement plan liabilities	181.5	—	—		181.5
Other long-term liabilities	73.0	53.6	(36.3)	Note 4 (a),(b)	154.9
			64.6	Note 4 (a),(b)
Redeemable non-controlling interest	—	2.4	—		2.4
Elizabeth Arden Redeemable Series A Serial Preferred Stock, $0.01 par value, 50,000 shares authorized: 50,000 shares issued and outstanding	—	50.0	(50.0)	Note 4 (a)	—
Shareholder’s (deficiency) equity:
RCPC Preferred Stock par value $1.00 per share; 1,000 shares authorized; 546 issued as of March 31, 2016	54.6	—	—		54.6
Elizabeth Arden Common Stock, $0.01 par value, 50,000,000 shares authorized; 34,790,625 shares issued	—	0.4	(0.4)	Note 4 (f)	—
Additional paid-in capital	959.7	380.2	(380.2)	Note 4 (f)	959.7
Accumulated deficit	(1,245.4)	(184.6)	147.2	Note 4 (f)	(1,282.8)
Treasury stock (4,841,308 shares at cost)	—	(93.2)	93.2	Note 4 (f)	—
Non-controlling interest	—	0.3	(0.3)	Note 4 (f)	—
Accumulated other comprehensive loss	(241.7)	(21.1)	21.1	Note 4 (f)	(241.7)
Total stockholders’ (deficiency) equity	(472.8)	82.0	(119.4)		(510.2)
Total liabilities and shareholders’ deficiency	$1,988.2	$793.9	$368.4		$3,150.5

Note 1: Description of the Transactions

Agreement and Plan of Merger

On June 16, 2016, Products Corporation entered into the Merger Agreement, pursuant to which we have agreed to acquire Elizabeth Arden. At the effective time of the Acquisition, each share of Elizabeth Arden common stock (other than shares held by the Parent, Products Corporation, Acquisition Sub or Elizabeth Arden (including treasury shares) (collectively, the “Excluded Shares”) will be converted into the right to receive $14.00 in cash, without interest and subject to any applicable withholding taxes (the “Acquisition Consideration”). The Acquisition is subject to customary closing conditions, including approval by Elizabeth Arden shareholders.

As of the effective time of the Acquisition, (i) each stock option of Elizabeth Arden that is outstanding and unexercised immediately before the effective time will be canceled in consideration for the right to receive a cash payment equal to the excess, if any, of the Acquisition Consideration over the exercise price of such stock option; and (ii) each restricted stock unit of Elizabeth Arden will become fully vested and converted into the right to receive an amount in cash equal to the Acquisition Consideration.

Financing

In connection with the Acquisition, Products Corporation will enter into a seven-year $1,800.0 million New Term Loan Facility and a five-year $400.0 million New Revolving Credit Facility (together, the “New Senior Facilities”) and $400 million of senior unsecured financing (the “New Unsecured Financing”). Products Corporation intends to use the net cash proceeds of the New Unsecured Financing and borrowings under the New Term Loan Facility, together with approximately $100.0 million of borrowings under the New Revolving Credit Facility (subject to changes in working capital requirements and other adjustments) and approximately $17.9 million of cash on hand to fund the purchase price consideration of the Acquisition, to pay expenses in connection with the Transactions and also to repay, refinance or retire (all amounts outstanding are as of March 31, 2016):

(i)	$1,311.7 million aggregate principal amount of Product Corporation’s existing (i) 2011 term loan due 2017 and (ii) 2013 term loan due 2019, which are referred to collectively as the “Existing Term Loan”;
(ii)	$350.0 million aggregate principal amount of Elizabeth Arden’s 7⅜% senior notes due 2021, which are referred to as the “Existing Elizabeth Arden Notes”;
(iii)	$42.5 million aggregate principal amount of borrowings under Elizabeth Arden’s $300.0 million revolving credit facility, which is referred to as the “Elizabeth Arden Revolving Facility”;
(iv)	$25.0 million aggregate principal amount of borrowings under Elizabeth Arden’s second lien credit facility, which is referred to as the “Elizabeth Arden Second Lien Facility”; and
(v)	$55.0 million liquidation preference of Elizabeth Arden’s Series A Serial Preferred Stock, par value $0.01 per share, which is referred to as the “Elizabeth Arden Preferred Stock.”

In addition, Products Corporation expects to terminate its existing $175.0 million amended revolving credit facility due 2018, which is referred to as the “Existing Revolver” and, together with the Existing Term Loan, as the “Existing Senior Facilities.”

The Company also expects to pay Acquisition-related costs of $30.4 million, as discussed in Note 4(d) below, which whould be paid using cash on hand.

The foregoing transactions are referred to as the “Refinancing Transactions,” and the Acquisition and the Refinancing Transactions are referred to as the “Transactions.”

Note 2: Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the Transactions on the historical financial position and operating results of Products Corporation. The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of Products Corporation and Elizabeth Arden, giving effect to the Transactions as if they had been completed on January 1, 2015. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Products Corporation and Elizabeth Arden, giving effect to the Transactions as if they had occurred on March 31, 2016.

Certain reclassifications have been made to the historical financial statements of Elizabeth Arden to conform to the presentation in the consolidated financial statements of Products Corporation. Products Corporation expects there could be additional reclassifications in the year following the completion of the Acquisition, any of which could be material.

The fair values of the net assets acquired are provisional based on management’s preliminary estimate of the respective fair values. U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price consideration over the estimated fair value of identifiable assets and liabilities of Elizabeth Arden as of the Acquisition date will be reflected as goodwill. The carrying values of net assets acquired and goodwill are subject to the finalization of Products Corporation’s analysis of the fair value of Elizabeth Arden’s assets and liabilities as of the Acquisition date and will be adjusted upon completion of the final valuation. The use of different estimates could yield materially different results.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the operating results or financial position of the combined companies that would have occurred if the Transactions had been completed during the period or as of the dates for which the pro forma financial information is presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined companies.

The accompanying unaudited pro forma condensed combined statements of operations do not include: (1) any revenues, synergies or cost reductions that may be achieved subsequent to the completion of the Acquisition; or (2) the impact of non-recurring items directly related to the Transactions.

Note 3: Estimated Purchase Price Consideration

Upon completion of the Acquisition, Products Corporation will acquire Elizabeth Arden for an estimated cash purchase price of $923.0 million, which Products Corporation will finance from the proceeds of the New Senior Facilities, the New Unsecured Financing and cash on hand. The components of the $923.0 million estimated purchase price are as follows:

($ in millions)	Estimated Purchase Price
Purchase price of Elizabeth Arden common stock(1)	$434.1
Repayment of Existing Elizabeth Arden Notes(2)	350.0
Repayment of Elizabeth Arden Revolving Facility(3)	42.5
Repayment of Elizabeth Arden Second Lien Facility(3)	25.0
Repurchase of Elizabeth Arden Preferred Stock(4)	55.0
Payment of accrued interest and call premium on Existing Elizabeth Arden Notes(5)	14.0
Payment of Elizabeth Arden dividends payable at March 31, 2016(6)	2.4
Total Purchase Price	$923.0
(1)	All of Elizabeth Arden’s issued and outstanding common stock will be canceled and extinguished at the effective time of the Acquisition and (other than the Excluded Shares) will be converted into the right to receive $14.00 in cash, without interest, less any required withholding taxes, which will be paid by Products Corporation upon the completion of the Acquisition. The $434.1 million estimated purchase price includes the estimated settlement of all outstanding Elizabeth Arden stock options at March 31, 2016 for an estimated cash payment of $3.9 million and the conversion of all outstanding Elizabeth Arden restricted stock units at March 31, 2016 into the right to receive $10.9 million of cash at the effective date of the Acquisition.

(2)	The purchase price includes the repurchase of $350.0 million aggregate principal amount of outstanding Existing Elizabeth Arden Notes.
(3)	The purchase price includes the repayment of $42.5 million aggregate principal amount outstanding under the $300.0 million Elizabeth Arden Revolving Facility and $25.0 million aggregate principal amount outstanding under the Elizabeth Arden Second Lien Facility, respectively, at the effective date of the Acquisition, in each case as of March 31, 2016.
(4)	Per the terms of the Merger Agreement, the purchase price includes $55.0 million to be paid to retire $55.0 million liquidation preference of 50,000 shares of Elizabeth Arden Preferred Stock, par value $0.01 per share.
(5)	Interest on the Existing Elizabeth Arden Notes accrues at a rate of 7.375% per annum and is payable semi-annually on March 15 and September 15 of every year through maturity. The amount of accrued and unpaid interest is calculated based on an assumed 15 days of accrued interest as of March 31, 2016 in the amount of $1.1 million. Pursuant to the terms of the indenture governing the Existing Elizabeth Arden Notes, upon a change in control, the Existing Elizabeth Arden Notes can be purchased at a price equal to 103.69% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of the repurchase.
(6)	The purchase price includes the payment of approximately $2.4 million in accrued dividends payable at March 31, 2016 to the holders of Elizabeth Arden Preferred Stock.

Note 4: Pro Forma Adjustments

(a) Preliminary Purchase Price Allocation

For purposes of the preparation of the unaudited pro forma condensed combined financial statements, the fair values of the net assets acquired by Products Corporation in the Acquisition are provisional and are based on management’s preliminary estimate of their respective fair values. The process of finalizing the valuation of the net assets acquired may result in material adjustments to the respective fair values and resulting goodwill. As required under applicable accounting guidance, the valuation of the net assets acquired will be finalized no later than one year from the Acquisition date.

The following is a summary of management’s preliminary estimate of the fair values of net assets acquired and resulting goodwill in the Acquisition, as reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2016:

($ in millions)	March 31, 2016
Historical equity of Elizabeth Arden		$82.0
Elimination of Elizabeth Arden’s historical goodwill		(31.6)
Elimination of Elizabeth Arden’s historical intangible assets		(227.7)
Elimination of Existing Elizabeth Arden Notes		355.0
Elimination of Elizabeth Arden Revolving Facility and Elizabeth Arden Second Lien Facility		67.5
Elimination of Elizabeth Arden Preferred Stock		50.0
Accrued dividends payable on Elizabeth Arden Preferred Stock		2.4
Accrued interest on Existing Elizabeth Arden Notes		1.1
Elimination of Elizabeth Arden’s historical deferred tax liabilities related to intangible assets		36.3
Fair value adjustment to acquired Elizabeth Arden inventory		47.0
Fair value adjustment to acquired Elizabeth Arden property, plant and equipment		20.0
Fair value of identifiable intangible assets:
Trade names, indefinite-lived	$135.0
Trade names, finite-lived	14.0
Customer relationships - owned brands	94.0
Customer relationships - licensed and distributed brands	36.0
License agreements	18.0
Distribution rights	20.0
Technology	2.5
Total fair value of identifiable intangible assets		$319.5
Deferred tax impact of purchase accounting adjustments		(64.6)
Residual goodwill resulting from Acquisition		266.1
Total purchase price		$923.0

As discussed in Note 3 above, the purchase price in the Acquisition includes the purchase price of Elizabeth Arden common stock, the repayment of the Existing Elizabeth Arden Notes, amounts outstanding under the Elizabeth Arden Revolving Facility and the Elizabeth Arden Second Lien Facility and the redemption of the Elizabeth Arden Preferred Stock. The preliminary purchase price allocation, as outlined in the table above, has been calculated based upon the carrying values of the Existing Elizabeth Arden Notes, the Elizabeth Arden Revolving Facility, the Elizabeth Arden Second Lien Facility and the Elizabeth Arden Preferred Stock at March 31, 2016.

In determining the fair values of net assets acquired and resulting goodwill, Products Corporation considered, among other factors, analyzes of Elizabeth Arden’s historical financial performance and an estimate of the future performance of Elizabeth Arden’s business.

The preliminary estimate of the fair values of Elizabeth Arden’s indefinite-lived and finite-lived trade names and technology was determined using a risk-adjusted discounted cash flow model under the relief-from-royalty method. The relief-from-royalty method requires identifying the hypothetical cash flows generated by an assumed royalty rate that a third party would pay to license the trade names or technology, and discounting them back to the valuation date. The royalty rate used was based on a consideration of market rates. The indefinite-lived trade name is Elizabeth Arden. The finite-lived trade names include, among others, Elizabeth Taylor, Juicy Couture, John Varvatos, Britney Spears and Wildfox.

The preliminary estimate of the fair values of Elizabeth Arden’s customer relationships and distribution rights was determined using a risk-adjusted discounted cash flow model, specifically, the excess earnings method which considers the use of other assets in the generation of the projected cash flows of a specific asset to isolate the economic benefit generated by the customer relationship and distribution rights assets. The contribution of other assets, such as fixed assets, working capital, workforce, and other intangible assets, to overall cash flows was estimated through contributory asset capital charges. Therefore, the value of Elizabeth Arden’s customer relationships and distribution rights assets are the present values of the attributed post-tax cash flows, net of the return on fair value attributed to tangible and other intangible assets.

There are significant judgments inherent in a discounted cash flow valuation approach, including the selection of appropriate discount rates and hypothetical royalty rates and contributory asset capital charges, estimating the amount and timing of estimated future cash flows and identification of appropriate terminal growth rate assumptions. The discount rates used in the discounted cash flow analyzes are intended to reflect the risk inherent in the projected future cash flows to be generated by the respective intangible assets.

The estimated step-up in fair value for Elizabeth Arden’s acquired inventory of $47.0 million was determined based upon the estimated selling price of the inventory less the remaining manufacturing and selling costs and normal profit margin on those manufacturing and selling efforts. Following the Acquisition, the step-up in fair value of $47.0 million will increase cost of goods sold over approximately five months as the related inventory is sold. This increase in cost of goods sold is not reflected in the unaudited pro forma condensed combined statements of operations because it will not have a recurring impact.

A pro forma adjustment of $20.0 million was made to increase the carrying value of acquired property, plant and equipment to its estimated fair value of $108.0 million. The estimated useful lives range from two to six years. The fair value and useful life calculations are preliminary and subject to change after Products Corporation finalizes its review of the specific types, nature, age, condition and location of Elizabeth Arden’s property, plant and equipment. Pro forma adjustments for changes in estimated depreciation expense are reflected in the unaudited pro forma condensed combined statements of operations as follows (with respect to cost of goods sold and in Note 4(c) as it relates to selling, general and administrative expenses):

	Three Months Ended		Year Ended December 31, 2015
($ in millions)	March 31, 2016	March 31, 2015
Reversal of Elizabeth Arden’s historical depreciation expense	$(1.4)	$(2.0)	$(6.9)
Estimated depreciation expense for acquired Elizabeth Arden property, plant and equipment	1.1	1.1	4.3
Total pro forma adjustments to cost of goods sold	$(0.3)	$(0.9)	$(2.6)

The carrying value of all other assets and liabilities was determined to approximate their fair value.

(b) Acquired Intangible Assets

The acquired intangible assets and related amortization expense is based on Products Corporation’s preliminary estimate of the fair values of Elizabeth Arden’s identifiable intangible assets, which are as follows:

($ in millions)			For the three months ended		For the year ended
Acquired Intangible Assets	Fair Value	Estimated Useful Life	March 31, 2016	March 31, 2015	December 31, 2015
Trade names, indefinite-lived	$135.0	Indefinite	$—	$—	$—
Trade names, finite-lived	14.0	15	0.2	0.2	0.9
Technology	2.5	10	0.1	0.1	0.3
Customer relationships - owned brands	94.0	16	1.5	1.5	5.9
Customer relationships - licensed and distributed brands	36.0	16	0.6	0.6	2.3
License agreements	18.0	20	0.2	0.2	0.9
Distribution rights	20.0	16	0.3	0.3	1.2
Total acquired intangible assets	$319.5
Total amortization expense			$2.9	$2.9	$11.5

Deferred Tax Liability

A non-current deferred tax liability of $64.6 million was recorded against the $319.5 million estimated fair value of Elizabeth Arden’s acquired intangible assets outlined in the above table. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the finite-lived intangible assets ($184.5 million) and the tax basis ($0) of such assets. The estimated amount of $64.6 million was determined by multiplying the difference of $184.5 million by Products Corporation’s statutory federal income tax rate of 35.0%.

The unaudited pro forma condensed combined balance sheet as of March 31, 2016 also includes a pro forma adjustment of ($36.3 million) to deferred income taxes-noncurrent within long-term liabilities to eliminate Elizabeth Arden’s deferred tax liability on its historical intangible assets.

(c) Selling, General and Administrative Expenses

Pro forma adjustments made to SG&A expense within the unaudited pro forma condensed combined statements of operations consist of the following:

	Three Months Ended		Year Ended December 31, 2015
($ in millions)	March 31, 2016	March 31, 2015
Reversal of Elizabeth Arden’s amortization expense on historical intangible assets	$(3.0)	$(3.0)	$(11.9)
Amortization expense for acquired intangible assets shown in (b) above	2.9	2.9	11.5
Reversal of Elizabeth Arden’s historical depreciation expense	(5.9)	(6.5)	(26.1)
Estimated depreciation expense for acquired property, plant and equipment	6.2	6.2	24.8
Total pro forma adjustments to SG&A	$0.2	$(0.4)	$(1.7)

(d) Financing transactions

Upon the effective date of the Acquisition, Products Corporation will use the net cash proceeds from borrowings under the New Term Loan Facility, the New Revolving Credit Facility and the New Unsecured Financing, as well as cash on hand, to fund the purchase price of the Acquisition and to refinance certain existing indebtedness of Elizabeth Arden and Products Corporation, as described in Note 1, “Description of the Transactions.”

Use of Proceeds

The use of proceeds from the New Term Loan Facility, the New Revolving Credit Facility, the New Unsecured Financing and cash on hand to be used in the Transactions is reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2016 as follows:

($ in millions)	March 31, 2016
New Term Loan Facility, 7-year maturity	$1,800.0
New Revolving Credit Facility, 5-year maturity	100.0
New Unsecured Financing	400.0
Debt Discounts(1)	(68.1)
Total Proceeds from New Senior Facilities and New Unsecured Financing	$2,231.9
Refinance Products Corporation’s Existing Term Loan(2)	(1,311.7)
Purchase Price, including refinance of Elizabeth Arden indebtedness	(923.0)
Debt Issuance Costs, presented as a deduction from the face value of related debt(3) (4)	(15.1)
Acquisition-related costs(5)	—
Total pro forma adjustment to cash and cash equivalents	$(17.9)
(1)	Debt discounts of approximately $54.1 million and $14.0 million, for the purposes of pro forma presentation, represent amounts to be paid to the lenders. At the effective date of the Acquisition, these amounts will be accounted for as a reduction from the proceeds received as a component of the premium or discount at issuance and will be amortized over the terms of the New Term Loan Facility and the New Unsecured Financing, respectively. See “Interest Expense” below for the pro forma adjustments.
(2)	Products Corporation’s Existing Term Loan consists of: (i) the 2011 Term Loan, which is due in November 2017, with an aggregate outstanding principal amount of $651.4 million as of March 31, 2016; and (ii) the 2013 Term Loan, which is due October 2019, with an aggregate outstanding principal amount of $660.3 million as of March 31, 2016.
(3)	Products Corporation expects to incur debt issuance costs of approximately $15.1 million as of the Acquisition date, which are recorded as a deduction from the face value of the long-term debt pro forma adjustment in the unaudited pro forma condensed combined balance sheet as of March 31, 2016. The debt issuance costs will be amortized over the life of the New Senior Facilities and the New Unsecured Financing. See “Interest Expense and Debt Issuance Costs” below for the pro forma adjustment.
(4)	Products Corporation also made a pro forma adjustment to eliminate Elizabeth Arden’s capitalized financing fees of $7.0 million as of March 31, 2016 in the unaudited pro forma condensed combined balance sheet.
(5)	Of the anticipated Acquisition-related costs to be incurred by Products Corporation, $30.4 million were unpaid, and no such costs were recorded by Products Corporation during the three months ended March 31, 2016. The total acquisition-related costs of $30.4 million are assumed to be accrued as of March 31, 2016, and are included as a pro forma adjustment to accumulated deficit and accrued expenses and other in the unaudited pro forma condensed combined balance sheet as of March 31, 2016.

The current and long-term portions of debt and pro forma adjustments to accrued expenses related to borrowings under the New Senior Facilities and the incurrence of the New Unsecured Financing in the unaudited pro forma condensed combined balance sheet as of March 31, 2016 are summarized as follows:

($ in millions)	March 31, 2016
Current portion of long-term debt
Products Corporation historical current portion long-term debt at March 31, 2016		$6.8
Current portion of borrowings under the existing Products Corporation facilities(1)	18.0
Elimination of Products Corporation’s historical current portion of long-term debt	(6.8)
Pro forma adjustment to current portion of long-term debt		11.2
Total pro forma current portion of long-term debt		$18.0
(1)	Current portion calculated as 1% amortization on $1.8 billion of New Term Loan Facility.
($ in millions)	March 31, 2016
Long-term debt
Products Corporation historical long-term debt at March 31, 2016		$1,783.7
Existing Elizabeth Arden Notes, including $5.0 million premium		355.0
Total Proceeds from the New Senior Facilities and the New Unsecured Financing	2,231.9
Refinance Products Corporation’s Existing Term Loan	(1,311.7)
Elimination of Existing Elizabeth Arden Notes, including $5.0 million premium	(355.0)
Debt Issuance Costs, presented as a deduction from the face value of related debt	(15.1)
Total pro forma adjustment to total debt	$550.1
Less: Pro forma adjustment to current portion of long-term debt (see above)	(11.2)
Pro forma adjustment to long-term debt		538.9
Total pro forma long-term debt		$2,677.6
($ in millions)	March 31, 2016
Accrued dividends payable and accrued interest included in purchase price
Elimination of accrued dividends payable on Elizabeth Arden Preferred Stock	$(2.4)
Elimination of Elizabeth Arden accrued interest on the Existing Elizabeth Arden Notes	(1.1)
Pro forma adjustment to accrued expenses and other	$(3.5)

Interest Expense and debt issuance costs

Pro forma interest expense and debt issuance costs resulting from the New Senior Facilities and the New Unsecured Financing are as follows:

	Three Months Ended		Year Ended December 31, 2015
($ in millions)	March 31, 2016	March 31, 2015
Interest Expense
Pro forma interest on New Senior Facilities and New Unsecured Financing	$30.0	$29.7	$119.5
Reversal of Elizabeth Arden’s historical interest expense(1)	(6.9)	(6.6)	(27.6)
RCPC historical interest expense related to Existing Term Loan, as reflected in the historical consolidated financial statements	(12.5)	(12.7)	(50.9)
Total Adjustment for Pro Forma Interest Expense	$10.6	$10.4	$41.0
Debt issuance costs
Amortization of debt issuance costs	$0.6	$0.6	$2.4
RCPC historical amortization of debt issuance costs related to Existing Term Loan Facility, as reflected in the historical consolidated financial statements	(1.3)	(1.3)	(5.1)
Reversal of Elizabeth Arden’s historical amortization of debt issuance costs	(0.4)	(0.4)	(1.5)
Total Adjustment for Pro Forma Amortization of Debt Issuance Costs	$(1.1)	$(1.1)	$(4.2)

(1)	As discussed in Note 4(a), the purchase price includes the repayment of $350.0 million aggregate principal amount of Existing Elizabeth Arden Notes, as well as an aggregate of $67.5 million of borrowings outstanding under the Elizabeth Arden Revolving Facility and the Elizabeth Arden Second Lien Facility. At March 31, 2016, Elizabeth Arden had $42.5 million and $25.0 million in borrowings outstanding under the Elizabeth Arden Revolving Facility and the Elizabeth Arden Second Lien Facility, respectively. Elizabeth Arden’s historical interest expense was reversed as pro forma adjustments in the unaudited pro forma condensed combined statements of operations.

(e) Provision for Income Taxes

The pro forma adjustment to the provision for income taxes was calculated using the statutory federal income tax rate of 35.0%, as detailed below:

	Three Months Ended		Year Ended
($ in millions)	March 31, 2016	March 31, 2015	December 31, 2015
Cost of Goods Sold
Adjustment	$(0.3)	$(0.9)	$(2.6)
Tax expense	0.1	0.3	0.9
Interest Expense and Debt Issuance Costs
Adjustment	9.5	9.3	36.8
Tax benefit	(3.3)	(3.3)	(12.9)
SG&A Expenses
Adjustment	0.2	(0.4)	(1.7)
Tax (benefit) expense	(0.1)	0.2	0.6
Total Adjustment for Pro Forma Tax Benefit	$(3.3)	$(2.8)	$(11.4)

(f) Equity

As shown in the purchase price allocation in Note 4(a) above, Elizabeth Arden’s historical equity is eliminated in the unaudited pro forma condensed combined balance sheet as of March 31, 2016. As discussed in Note 4(d) above, a pro forma adjustment of $30.4 million and $7.0 million was made to accumulated deficit for Transaction-related costs that had not been incurred as of March 31, 2016 and historical debt issuance as of March 31, 2016, respectively. Pro forma accumulated deficit as a result of the Transactions is summarized below:

	March 31, 2016
Products Corporation historical accumulated deficit at March 31, 2016		$(1,245.4)
Elizabeth Arden historical accumulated deficit at March 31, 2016		(184.6)
Elimination of historical Elizabeth Arden accumulated deficit	184.6
Pro forma adjustment for Transaction-related costs	(30.4)
Elimination of historical Elizabeth Arden debt issuance costs	(7.0)
Pro forma adjustment to accumulated deficit		$147.2
Total pro forma accumulated deficit		$(1,282.8)

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RECONCILIATIONS OF NON-GAAP FINANCIAL INFORMATION

The non-GAAP financial information and related reconciliations set forth below were provided to prospective investors in connection with the Acquisition.

USE OF NON-GAAP FINANCIAL INFORMATION

Revlon Consumer Products Corporation

We present Adjusted EBITDA (as defined below) and Pro Forma Adjusted EBITDA (as defined below) (collectively, the “EBITDA-Based Measures”). Our EBITDA-Based Measures are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measure, net income (loss).

Adjusted EBITDA is defined as net income (loss) before income (loss) from discontinued operations (net of taxes), income from continuing operations (net of taxes), interest expense, taxes, depreciation and amortization, amortization of debt issuance, gains (losses) on foreign currency (losses) gains, gains (losses) on the early extinguishment of debt and miscellaneous expenses, including certain additional adjustments. In calculating Adjusted EBITDA, we also exclude the effects of various items that our management believes are not directly attributable to our operating performance, such as non-cash stock compensation expense, restructuring and related charges, acquisition and integration costs, gains and accruals relating to a fire in Venezuela, shareholder litigations recoveries (charges), inventory purchase accounting adjustments, pension settlement charges, deferred consideration in connection with acquisitions and charges in connection with executive management changes. We also exclude the effects of various items our management believes are unusual, such as Adjusted EBITDA from our Venezuela operations, an inventory obsolescence reserve and gains on the sale of certain non-core brands. Management believes that excluding such non-operating and unusual items improves comparability of our EBITDA-Based Measures from period to period because some of these items are not tied to our operations, may not occur in certain periods or can vary significantly from period to period in a manner that may not facilitate an understanding of our ongoing operating performance.

Pro Forma Adjusted EBITDA is Adjusted EBITDA calculated on a pro forma basis, including (i) adjustments relating to the Transactions that are permitted to be made in connection with an acquisition of a business under Article 11 of Regulation S-X, and (ii) additional adjustments, such as net cost reductions and synergies that we believe in good faith can be achieved in connection with the Transactions but that are not permitted to be made in connection with an acquisition of a business under Article 11 of Regulation S-X. As a result, Pro Forma Adjusted EBITDA may not be comparable with other pro forma financial measures calculated entirely in accordance with Article 11 of Regulation S-X.

Our management utilizes our EBITDA-Based Measures as operating performance measures (in conjunction with GAAP and other non-GAAP financial measures) as integral parts of our reporting and planning processes and as one of the primary measures to, among other things, (i) monitor and evaluate the performance of our business operations; (ii) facilitate management’s internal comparisons of our historical operating performance of our business operations; (iii) facilitate management’s external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Our management believes that our EBITDA-Based Measures are useful to investors to provide them with disclosures of our operating results on the same basis as that used by our management. Additionally, our management believes that our EBITDA-Based Measures provide useful information to investors about the performance of our overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to our underlying operating performance. Additionally, our management believes that providing these non-GAAP measures enhances the comparability for investors in assessing our financial reporting. Accordingly, we believe that our EBITDA-Based Measures, when used in conjunction with GAAP financial measures, are useful financial analytical tools, used by our management as described above, that can assist investors in assessing our financial condition, operating performance and underlying strength. Our EBITDA-Based Measures should not be considered in isolation or as a substitute for their respective most directly comparable as reported financial measures prepared in accordance with GAAP, such as net income/loss or net cash provided by (used in) operating activities. Other companies may define such non-GAAP financial measures differently. The calculation of our EBITDA-Based Measures may also differ from the calculation of “Consolidated EBITDA” (or similar financial measures) for purposes of the indenture or the agreements governing our other indebtedness.

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Our presentation of our EBITDA-Based Measures should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our EBITDA-Based Measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	the EBITDA-Based Measures do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	with respect to our EBITDA-Based Measures, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and they do not reflect any cash requirements for such replacements or improvements;

•	our EBITDA-Based Measures are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	our EBITDA-Based Measures do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•	they do not reflect limitations on our ability to transfer earnings or cash from our subsidiaries to Products Corporation;

•	Pro Forma Adjusted EBITDA reflects certain adjustments that are not permitted under Article 11 of Regulation S-X, such as the expected cost reductions and synergies, which may not be achieved; and

•	other companies in our industry may calculate these financial measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-Based Measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under the notes. We compensate for these limitations by using our EBITDA-Based Measures, along with other comparative tools, including GAAP financial measures, to assist in the evaluation of our operating performance. Such GAAP measures include operating income (loss), net income (loss), cash flows from operations and cash flow data.

Our EBITDA-Based Measures are not intended as alternatives to net income (loss) as an indicator of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flow provided by (used in) operating activities as measures of liquidity. You should therefore not place undue reliance on our EBITDA-Based Measures or ratios calculated using such measures. Our GAAP-based financial measures can be found in our consolidated financial statements and the related notes thereto as filed with the SEC.

Elizabeth Arden’s EBITDA (“Elizabeth Arden EBITDA”) and Elizabeth Arden’s Adjusted EBITDA (“Elizabeth Arden Adjusted EBITDA”) are non-GAAP measures; Elizabeth Arden Adjusted EBITDA is defined as net income (loss) attributable to Elizabeth Arden common shareholders plus (i) the provision for income taxes (or net loss less the benefit from income taxes or plus the provision for income taxes), (ii) interest expense, (iii) depreciation and amortization expense, (iv) net income (loss) attributable to noncontrolling interest, (v) accretion and dividends on preferred stock and (vi) depreciation related to cost of goods sold. Elizabeth Arden EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden common shareholders (as determined in accordance with GAAP) as a financial measure of Elizabeth Arden’s operating performance, or to net cash provided by (used in) operating, investing or financing activities (as determined in accordance with GAAP) or as a measure of Elizabeth Arden’s ability to meet cash needs. Elizabeth Arden Adjusted EBITDA is defined as Elizabeth Arden EBITDA plus non-recurring and other costs. Elizabeth Arden believes that Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA are financial measures commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because they assist in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization, preferred stock accretion or dividends or non-operating factors (such as historical cost). Accordingly, as a result of Elizabeth Arden’s capital structure, Elizabeth Arden believes Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA are relevant financial measures. This information has been disclosed to permit a more complete comparative analysis of Elizabeth Arden’s operating performance relative to other companies and of Elizabeth Arden’s debt servicing ability. Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA may not, however, be comparable in all instances to other similar types of financial measures.

In addition, Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA have limitations as analytical tools, including the fact that:

•	they do not reflect Elizabeth Arden’s cash expenditures, future requirements for capital expenditures or contractual commitments;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Elizabeth Arden’s debt or dividends or redemption value of Elizabeth Arden’s preferred stock;

•	they do not reflect any cash income taxes that Elizabeth Arden may be required to pay; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

Elizabeth Arden EBITDA should be read in conjunction with Elizabeth Arden’s consolidated financial statements and the related footnotes thereto as filed with the SEC.

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The following table reconciles our EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA to the most comparable U.S. GAAP financial measure, our net income.

	Full Year						LTM		Q1		Q1
(USD millions)	2011	2012	2013	2014	2015		March 2016		March 2016		March 2015

Net Income	$64.0	$71.2	$1.6	$47.3	$62.1		$74.5		$13.0		$0.6

Interest Expense	91.1	85.3	78.6	84.4	83.3		84.3		21.0		20.0
Loss (income) from Discontinued Operations	1.8	10.1	30.4	(1.3)	3.2		2.7		(0.4)		0.1
Amortization of Debt Issuance Costs	3.7	3.4	3.5	5.5	5.7		5.8		1.5		1.4
Foreign Currency Losses (Gains), Net	4.7	2.8	3.7	25.0	15.7		(3.6)		(3.4)		15.9
Loss on Early Extinguishment of Debt	11.2	0.0	29.7	2.0	0.0		0.0		0.0		0.0
Miscellaneous, Net	1.6	1.2	1.0	1.2	0.4		0.7		0.3		0.0
Provision for Income Taxes	35.4	44.8	48.6	81.2	54.4		50.9		6.1		9.6
Depreciation and Amortization	60.6	64.9	76.7	102.6	103.2		103.5		25.9		25.6

EBITDA	$274.1	$283.7	$273.8	$347.9	$328.0		$318.8		$64.0		$73.2

EBITDA	$274.1	$283.7	$273.8	$347.9	$328.0		$318.8		$64.0		$73.2
Add back certain non-operating items:
Non-cash stock compensation expense	$1.9	$0.3	$0.2	$5.5	$5.1		$5.7		$2.2		$1.6
Restructuring and related charges	--	24.1	4.5	22.6	11.6		12.2		1.3		0.7
Acquisition and integration costs	--	--	25.4	6.4	8.0		7.4		0.5		1.2
Inventory purchase accounting adjustments	--	--	8.5	2.6	0.9		0.9		--		--
Pension lump sum settlement accounting	--	--	--	--	20.7		20.7		--		--
Non-cash impairment charge	--	--	--	--	9.7		9.7		--		--
Deferred consideration for CBB Acquisition	--	--	--	--	2.5		3.4		0.9		--
Insurance gain related to the 2011 fire in Venezuela	--	--	(26.4)	--	--		--		--		--
Accrual for Venezuela fire clean-up	--	--	7.6	--	--		--		--		--
Add back certain unusual items:
Venezuela Adjusted EBITDA	--	--	--	(6.6)	--		--		--		--
Inventory obsolescence reserve	--	--	--	(3.4)	--		--		--		--
Gain on sale of certain non-core professional brands	--	--	--	--	(3.0)		--		--		(3.0)
Executive management changes	--	--	--	--	--		0.9		0.9		--

Adjusted EBITDA, excluding certain non-operating and unusual items	$276.0	$308.1	$293.6	$375.0	$383.5		$379.6		$69.8		$73.7

Elizabeth Arden Adjusted EBITDA, excluding certain non-operating and unusual items					($2.1)	(1)	$6.4	(2)	($7.2)	(3)	($15.7)	(3)
Acquisition Synergies					139.3		139.3
RCPC Pro Forma Adjusted EBITDA, excluding certain non-operating and unusual items					$520.7		$525.3		$62.6		$58.0

Revlon, Inc. General and Administrative Expenses	(7.4)	(10.4)	(9.9)	(9.8)	(9.0)		(8.9)		(2.3)		(2.4)

Revlon, Inc. Pro Forma Adjusted EBITDA, excluding certain non-operating and unusual items	$268.6	$297.7	$283.7	$365.2	$511.7		$516.4		$60.3		$55.6

Pro Forma Adjusted Net Sales

Net Sales - Revlon							$1,915.4
Net Sales - EA							949.4
Elizabeth Arden Net Sales Adjustments							13.3

Pro Forma Adjusted Net Sales							$2,878.1

(1)	Elizabeth Arden Adjusted EBITDA is a non-GAAP financial measure. For more information regarding Elizabeth Arden Adjusted EBITDA, see "Use of Non-GAAP Financial Measures--Elizabeth Arden" in this Exhibit 99.2. Elizabeth Arden Adjusted EBITDA for the twelve months ended December 31, 2015 consists of the arithmetic sum of (x) Elizabeth Arden Adjusted EBITDA for the fiscal year ended June 30, 2015 plus (y) Elizabeth Arden Adjusted EBITDA for the six months ended December 31, 2015 minus (y) Elizabeth Arden Adjusted EBITDA for the six months ended December 31, 2014. Results for such twelve-month period are not necessarily indicative of the results that would be achieved during a fiscal year. For a reconciliation of Elizabeth Arden Adjusted EBITDA to the most comparable U.S. GAAP measure, net income, (x) for the year ended June 30, 2015, see Elizabeth Arden's current report on Form 8-K, furnished on August 6, 2015, (y) for the six months ended December 31, 2015 and December 31, 2014, see Elizabeth Arden's current report on Form 8-K, furnished on February 4, 2016.
(2)	Elizabeth Arden Adjusted EBITDA for the twelve months ended March 31, 2016 consists of the arithmetic sum of (x) Elizabeth Arden Adjusted EBITDA for the fiscal year ended June 30, 2015 plus (y) Elizabeth Arden Adjusted EBITDA for the nine months ended March 31, 2016 minus (y) Elizabeth Arden Adjusted EBITDA for the nine months ended March 31, 2015. Results for such twelve-month period are not necessarily indicative of the results that would be achieved during a fiscal year. For a reconciliation of Elizabeth Arden Adjusted EBITDA to the most comparable U.S. GAAP measure, net income, (x) for the year ended June 30, 2015, see Elizabeth Arden's current report on Form 8-K, furnished on August 6, 2015, (y) for the nine months ended March 31, 2016 and March 31, 2015, see Elizabeth Arden's current report on Form 8-K, furnished on May 5, 2016.
(3)	For a reconciliation of Elizabeth Arden Adjusted EBITDA to the most comparable U.S. GAAP measure, net income for the three months ended March 31, 2016 and March 31, 2015, see Elizabeth Arden's current report on Form 8-K, furnished on May 5, 2016.

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